Exhibit 99.1

Opiant Pharmaceuticals, Inc. Announces Appointment of David O’Toole as Chief Financial Officer

SANTA MONICA, California – September 5, 2017 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ:OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions, today announced the appointment of David O’Toole as Opiant’s Chief Financial Officer effective September 12, 2017 and will be based at Opiant’s headquarters in Santa Monica. Mr. O’Toole has more than 30 years of experience in the accounting and finance sectors, and for nearly half of his career, he has focused on the life sciences industry. He most recently served as CFO at Soleno Therapeutics, Inc., a company focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. Mr. O’Toole managed the Soleno Therapeutics, Inc. initial public offering in 2014 and raised over $40 million for the company in a number of financing transactions. He will succeed Kevin Pollack, Opiant’s outgoing Chief Financial Officer, who will be stepping down on September 11, 2017 and will continue to advise the company during the transition.

“I am delighted to welcome David O'Toole to the Opiant management team,” stated Roger Crystal, M.D., Chief Executive Officer of Opiant. “David brings a strong track record of success helping growing biotechnology companies effectively manage their assets. His solid financial and managerial expertise, along with his skills and experience in building organizations, will be instrumental as we advance our development programs which include clinical candidates addressing Alcohol Use Disorder, Opioid Use Disorder and Eating Disorders.”

“We thank Kevin for his dedication and key contributions to Opiant during his many years of service,” Dr. Crystal continued. “Leveraging his expertise and experience, Kevin played an important role in building our company, adding to the strength of our financial position and establishing a solid foundation for our future. We wish him all the best in his future endeavors.”

During the last nine years as CFO of four life sciences companies, Mr. O’Toole has led numerous M&A and financing transactions. He has significant experience in SEC reporting, managing and building finance, treasury and accounting departments, Sarbanes Oxley compliance and managing investor relations and commercial operations. Prior to Soleno Therapeutics, Inc., Mr. O'Toole served as CFO at Codexis, Inc. from 2012 to 2014 and Response Genetics, Inc. from 2010 to 2012. Prior to that, from 2008 to 2009, Mr. O'Toole served as CFO at Abraxis BioScience, Inc., which was acquired by Celgene for $2.9 billion. Prior to his CFO experience, Mr. O’Toole spent 24 years in public accounting, including 16 years with the accounting firm of Deloitte & Touche LLP (12 years as a partner), and began his career with eight years at the accounting firm of Arthur Andersen. Mr. O'Toole holds a Bachelor of Science degree in accounting from the University of Arizona and is a Certified Public Accountant.

As Chief Financial Officer, Mr. O’Toole will be responsible for all aspects of financial management for Opiant and will report to Dr. Roger Crystal, Chief Executive Officer.

About Opiant Pharmaceuticals, Inc.

Opiant Pharmaceuticals, Inc., is a specialty pharmaceutical company developing pharmacological treatments for addictions. NIDA, a division of the National Institutes of Health (NIH), describes these disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Its first product, NARCAN® Nasal Spray, is approved for marketing in the U.S. and Canada by the company’s partner, Adapt Pharma Operations Limited. For more information please visit: www.opiant.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, including those risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Therefore, current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by Opiant or any other person that the objectives and plans of Opiant will be achieved in any specified time frame, if at all. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

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CONTACT INFORMATION:

Corporate Contact:

Investor.relations@opiant.com

Investors:

Sam Martin

Argot Partners

sam@argotpartners.com

212-600-1902